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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                     FORM 8K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES AND EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): October 29, 1997



                               MEDPARTNERS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State of Other Jurisdiction of Incorporation)



              0-27276                                     63-1151076
       (Commission File No.)                (I.R.S. Employer Identification No.)


                               3000 Galleria Tower
                                   Suite 1000
                           Birmingham, Alabama 35244
                    (Address of Principal Executive Offices)


                                (205) 733-8996
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5.  OTHER EVENTS

     On October 29, 1997, MedPartners, Inc. ("MedPartners") executed a Plan and Agreement of Merger (the "Merger Agreement") with Phycor, Inc., a Delaware corporation ("PhyCor"), pursuant to which MedPartners would be merged with and into Phycor (the "Merger") upon satisfaction of certain conditions, as noted below. Under the terms of the Merger Agreement, holders of MedPartners common stock will receive a fixed ratio of 1.18 shares of PhyCor common stock for each share of MedPartner common stock held. The transaction is expected to be accounted for as a pooling-of-interests and to be treated as a tax-free exchange. The transaction is subject to customary conditions, including, among others, the approval of various state and Federal regulatory agencies and the approval of both companies' stockholders.

     In the case of MedPartners' stockholders, the Merger Agreement will be submitted to them for their consideration at a special meeting at which all MedPartners stockholders of record (as of a record date to be established by MedPartners' Board of Directors in accordance with applicable law) will be entitled to vote. To be approved at that stockholders' meeting, the Merger Agreement must receive the affirmative vote of the holders of a majority of the issued and outstanding shares of MedPartners common stock.

     On October 29, 1997, PhyCor and MedPartners issued a press release relating to the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

              99.1 Press Release of MedPartners, Inc. and PhyCor, Inc. dated October 30, 1997.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report be signed on its behalf by the undersigned, thereunto duly authorized.


                                            MEDPARTNERS, INC.


                                            By     /s/ Harold O. Knight, Jr.
                                              ---------------------------------
                                                       Harold O. Knight, Jr.
                                                  Executive Vice President and
                                                     Chief Financial Officer


Dated:  October 31, 1997